                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                      the Securities Exchange Act of 1934

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                       THE NORTH FACE, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
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     (5) Total fee paid:
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/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
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
                                                                          [LOGO]

                                                                  April 16, 1997

To The North Face, Inc. Stockholders:

    We invite you to attend the annual meeting of stockholders of The North Face, Inc. to be held on Tuesday, May 13, 1997, at 9:00 a.m. at our headquarters located at 2013 Farallon Drive, San Leandro, California 94577.

    Our notice of meeting and proxy statement describe the business we plan to conduct at the meeting and other information. We will also report on our company's progress and provide time for stockholders to ask questions.

    Registration for those attending the meeting in person will begin at 8:30 a.m. In order to attend, you must be a stockholder of record listed with our transfer agent or bring with you a copy of your brokerage or other account statement showing that you were a stockholder on March 17, 1997.

    We appreciate your decision to invest in The North Face, Inc. Your presence at the meeting and vote are important to us. Please complete, sign and return the enclosed proxy promptly to assure that you are represented at the meeting, whether or not you plan to attend in person.

                                          Sincerely,
                                          Marsden S. Cason
                                          Chairman

                                                                          [LOGO]

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 13, 1997

                            ------------------------

TO THE STOCKHOLDERS OF THE NORTH FACE, INC.:

    The annual meeting of stockholders of The North Face, Inc., a Delaware corporation (the "Company"), will be held on Tuesday, May 13, 1997, at 9:00 a.m. (local time) at the Company's headquarters located at 2013 Farallon Drive, San Leandro, California, 94577 for the following purposes:

    1. To elect two Class I directors of the Company to hold office for a three year term.

    2. To ratify the selection of Deloitte & Touche LLP as independent auditors of the Company for its fiscal year ending December 31, 1997.

    3. To transact such other business as may properly come before the meeting or any adjournment.

    Only stockholders of record at the close of business on March 17, 1997, are entitled to notice of and to vote at this annual meeting.

    PLEASE COMPLETE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE ENVELOPE PROVIDED, EVEN IF YOU PLAN TO ATTEND THE MEETING, TO ASSURE THAT YOUR SHARES ARE REPRESENTED. IF YOU WERE A RECORD HOLDER OF STOCK ON MARCH 17, 1997, YOU MAY ATTEND THE MEETING AND VOTE IN PERSON WHETHER OR NOT YOU HAVE PREVIOUSLY RETURNED YOUR PROXY.

                                          By Order of the Board of Directors

                                          Roxanna Prahser
                                          Secretary

San Leandro, California
April 16, 1997

                              THE NORTH FACE, INC.

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

    The Board of Directors of The North Face, Inc. (the "Company") is soliciting the enclosed proxy for the annual meeting of stockholders to be held on Tuesday, May 13, 1997, at 9:00 a.m. local time or at any postponement or continuation of the meeting (the "Annual Meeting"), for the purposes set forth in these proxy materials. The Annual Meeting will be held at the Company's principal executive offices located at 2013 Farallon Drive, San Leandro, California 94577. The Company is first mailing this proxy statement and the proxy to the stockholders on or about April 16, 1997.

    The Company will pay the expenses of soliciting the proxies for the Annual Meeting, including preparation and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. The Company will furnish copies of these proxy materials to brokers and others known to the Company to hold stock of record for the beneficial owners, so that these brokers and other holders may forward the materials to the beneficial owners. The Company may reimburse those record holders for their costs of forwarding the proxy materials. The Company's directors, officers or other regular employees may also solicit proxies by telephone, fax or in person. The Company will not pay any additional compensation to directors, officers or other regular employees for their assistance in soliciting proxies.

RECORD DATE AND QUORUM

    Only stockholders of record at the close of business on March 17, 1997, are entitled to notice of the Annual Meeting and to vote shares of the Company's Common Stock they held on that date at the Annual Meeting. Each share of Common Stock outstanding on that date is entitled to one vote on each matter presented for a vote at the Annual Meeting. On March 17, 1997, 11,204,865 shares of the Company's Common Stock were outstanding. The Common Stock is the only class of voting stock outstanding.

    The quorum required for the Annual Meeting is the presence in person or by proxy of not less than one third of the shares of Common Stock outstanding on March 17, 1997. Affirmative and negative votes, abstentions and broker non-votes will be considered as present for purposes of determining a quorum and will be separately counted.

VOTING OF SHARES

    Votes by proxy or in person at the Annual Meeting will be tabulated by the inspector(s) of election appointed for the meeting. Each proxy card will be voted in accordance with the instructions of the stockholder indicated on the card, assuming the card is properly signed, returned to the Company and not revoked. Unless contrary instructions are stated on the proxy card, the proxy holders named in the card will vote for the director nominees proposed by the Company's Board of Directors, for ratification of the selection of Deloitte & Touche LLP as the Company's independent auditors, and, as to any other matter that may properly be voted on at the meeting, as recommended by the Company's Board of Directors or in their discretion if no Board recommendation is given.

    The director nominees receiving the greatest number of votes cast in the election of directors will be elected. A properly executed proxy card which is marked "withhold authority" as to one or more director nominees will not be voted for the nominees so marked. Each other matter to be voted on at the meeting will be approved if holders of a majority of the shares represented in person or by proxy vote in favor of the matter. On matters for which abstentions may be marked, abstentions will have the same effect as negative votes.

    A broker non-vote occurs where a broker holding stock in "street name" for a beneficial owner returns a proxy and votes on one or more (usually routine) matters but refrains from voting on other matters. The Company does not intend to consider broker non-votes in determining the number of votes cast on any matter.

REVOCATION OF PROXIES

    Any person giving a proxy may revoke it at any time before it is voted at the Annual Meeting by filing with the Secretary of the Company at the Company's principal executive offices a written notice of revocation or a duly executed proxy bearing a later date. A proxy may also be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

                       PROPOSAL 1--ELECTION OF DIRECTORS

    Six individuals currently serve on the Company's Board of Directors, which is divided into three classes, serving staggered terms of office. At the Annual Meeting, two Class I directors will be elected to serve three year terms. The term of office of the current Class I directors expires at the Annual Meeting.

    Peter M. Castleman, who is currently serving as a Class I director, has decided not to stand for re-election as a director of the Company when his term expires at the Annual Meeting. The Board of Directors has nominated Robert P. Bunje, who has not previously served as a director or employee of the Company, and incumbent Class I director Michael Doyle for election as Class I directors at the Annual Meeting.

    Following the Annual Meeting, the Board of Directors will consist of two Class I directors whose terms expire at the annual meeting of stockholders in 2000, two Class II directors whose terms expire at the annual meeting in 1998, and two Class III directors whose terms expire at the annual meeting in 1999. All directors hold office until their successors have been elected and qualified, or until their earlier death, resignation or removal. The Company's Restated Certificate of Incorporation provides that each class of directors elected at an annual stockholders meeting will be elected to serve a three year term.

    Each person named below as a nominee for election has consented to serve if elected. If any nominee unexpectedly becomes unavailable to serve, the proxy holders will vote the proxies for a substitute nominee designated by the Board of Directors.

NOMINEES FOR ELECTION AS CLASS I DIRECTORS--TERMS WILL EXPIRE AT THE 2000 ANNUAL
                                    MEETING

ROBERT P. BUNJE

    Mr. Bunje, 52, has been the President of Bunje Pacific Consulting Corporation since April 1994. From 1977 through March 1994, he was a partner of Deloitte & Touche LLP and its predecessor Touche Ross & Co., and served as Managing Director of International Merger and Acquisition Services from 1984 to 1994. In that capacity, he has assisted clients in the evaluation, structuring and negotiation of international mergers, acquisitions, and reorganizations. In addition, Mr. Bunje continues to assist a number of organizations in strategic and financial planning. Mr. Bunje's clients have included Nippon Electric Glass Co. Ltd., Sumitomo Bank Ltd., Techneglas, Inc., The Kimpton Hotel & Restaurant Group, Inc. and The Gap Stores, Inc. Mr. Bunje also serves as a director and chairman of the compensation committee of Techneglas and is chairman of the Board of Regents of Santa Clara University.

MICHAEL DOYLE                                      DIRECTOR SINCE SEPTEMBER 1996

    Mr. Doyle, 54, is Chairman of the Board of The Soft Bicycle Company and has been the President of Michael Doyle and Associates since September 1987. He has been an advisor to boards of directors and senior management in the areas of strategic planning, visioning and organizational renewal and transformation for over 25 years. Mr. Doyle's clients have included Arthur Andersen, Builders Square, DuPont, General Electric, Hambrecht & Quist, Lucasfilm and Motorola.

CLASS II DIRECTORS CONTINUING IN OFFICE--TERMS EXPIRE AT THE 1998 ANNUAL MEETING

JAMES FIFIELD                                      DIRECTOR SINCE SEPTEMBER 1996

    Mr. Fifield, 54, is the President and Chief Executive Officer of EMI Music, a wholly-owned subsidiary of the EMI Group. Mr. Fifield joined EMI Music in May 1988 as President and Chief Operating Officer and was appointed President and Chief Executive Officer in April 1989. Before joining EMI Music, Mr. Fifield served for three years as the President and Chief Executive Officer of CBS/Fox Video and held a number of executive positions with General Mills during a career spanning 20 years.

WILLIAM N. SIMON                                        DIRECTOR SINCE JUNE 1995

    Mr. Simon, 49, has been Chief Executive Officer of the Company since February 1997, and President of the Company since December 1995. From May 1988 through June 1994, Mr. Simon served as the Chairman of the Board of the Company's predecessor and was Vice Chairman of the Company from June 1994 to December 1995. From November 1978 through June 1994, Mr. Simon was Chairman and Chief Executive Officer of Odyssey Worldwide Holdings B.V. ("Odyssey"), a designer and manufacturer of high-end sports and outdoor apparel, and an executive officer and director of several other Odyssey affiliates. Mr. Simon has been involved in the design, manufacturing and sales of outdoor clothing and equipment for over 26 years. In January 1993, Odyssey and certain holding companies affiliated with Odyssey filed for protection in the United States under Chapter 11 of the U.S Bankruptcy Code. In September 1994, Mr. Simon filed a petition under Chapter 7 of the U.S. Bankruptcy Code and in January 1995 was granted a discharge by the bankruptcy court and the proceeding was dismissed. Mr. Simon personally had guaranteed substantially all of the indebtedness of Odyssey and its affiliated companies and his bankruptcy filing was made in order to terminate his personal liability for these corporate obligations.

   CLASS III DIRECTORS CONTINUING IN OFFICE--TERMS EXPIRE AT THE 1999 ANNUAL
                                    MEETING

MARSDEN S. CASON                                        DIRECTOR SINCE JUNE 1994

    Mr. Cason, 54, has served as the Company's Chairman since February 1997, and served as Chief Executive Officer of the Company from June 1994 to February 1997. Mr. Cason joined the Company's predecessor in January 1993 as President and director and served as a director and executive officer of several affiliates of the predecessor. Prior to joining the Company's predecessor, from May 1991 through January 1993, Mr. Cason was the Chief Executive Officer of Carol Management Company and Doral Resort Hotels, an owner and manager of condominiums, hotels and conference centers. Prior to May 1991, Mr. Cason was involved in various business ventures as a chief executive officer.

RAY E. NEWTON, III                                      DIRECTOR SINCE JUNE 1994

    Mr. Newton, 33, served as the Chairman of the Company's Board of Directors from January 1996 to February 1997. Mr. Newton joined J.H. Whitney & Co. in 1989 and has been a General Partner since May 1992. Prior to joining J.H. Whitney & Co., he was employed by Morgan Stanley & Co. Incorporated, an investment banking firm, where he was in the Merchant Banking Group. Mr. Newton is also a director of Brothers Gourmet Coffees, Inc.

BOARD COMMITTEES AND MEETINGS

    The Board of Directors held 10 meetings during its fiscal year ended December 31, 1996. The Board established an Audit Committee and a Compensation Committee in 1996. It has no nominating committee. The Audit Committee consists of two nonemployee directors, Mr. Doyle and Mr. Newton, who is Chairman, and met one time during fiscal 1996. This committee recommends the engagement of the independent auditors; meets with the Company's independent auditors to review and discuss the draft annual financial statements with management and the independent auditors; reviews the auditors' comments to management on internal accounting controls and other matters which the auditors may include in their report to management; and undertakes related functions.

    The Compensation Committee consists of two nonemployee directors, Mr. Castleman and Mr. Newton. This committee met two times during fiscal 1996. This committee makes recommendations to the Board of Directors concerning executive cash and noncash compensation and compensation performance standards, makes awards under and otherwise administers the Company's stock incentive plans to the extent not undertaken by the full Board of Directors, and otherwise performs such other functions regarding compensation as may be delegated by the Board of Directors. The Board of Directors has appointed Mr. Bunje to serve on this committee in place of Mr. Castleman following the Annual Meeting, if Mr. Bunje is elected as a director at the Annual Meeting.

    No director attended, during the period he was a director, fewer than 75% of the total number of meetings of the Board of Directors and meetings of the committees of the Board of Directors on which he served.

COMPENSATION OF DIRECTORS

    Each member of the Company's Board of Directors is reimbursed by the Company for out-of-pocket expenses incurred in connection with attending Board meetings. No member of the Company's Board of Directors currently receives any additional cash compensation for such service. For the period in 1996 prior to the Company's initial public offering, the Company paid J.H. Whitney & Co. (a partnership whose general partners include Messrs. Castleman and Newton) a management fee of $125,000.

    The Company's 1996 Stock Option Plan for Non-Employee Directors (the "Directors' Plan") was adopted by the Board of Directors and stockholders in May 1996 and June 1996, respectively. A total of 100,000 shares of Common Stock has been reserved for issuance under the Directors' Plan. The Directors' Plan initially provided for the formula grant of nonqualified stock options to purchase 25,000 shares to each non-employee director of the Company initially elected to the Board after the effective date of the Directors' Plan. As a result of the 1996 amendment to Rule 16b-3 promulgated under the Securities Exchange Act of 1934, the Directors' Plan provides that, in lieu of the formula grants, awards may be made under the Directors' Plan on a discretionary basis to non-employee directors of the Company. During 1996, options to purchase 25,000 shares were granted to each of Messrs. Doyle and Fifield under the Directors' Plan at an average exercise price of $25.63.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NOMINEE NAMED
ABOVE.

         PROPOSAL 2--RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

    The Board of Directors has selected Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 1997 and has determined that it is desirable to submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Stockholder ratification of the selection of independent auditors is not required by the Company's By-laws or otherwise. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider the selection. Even if the selection is ratified, the Board of Directors in its discretion may direct the appointment of different independent auditors at any time.

    Deloitte & Touche LLP has served as independent accountants to the Company and its predecessor since 1993. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    The following table and footnotes set forth certain information regarding the beneficial ownership of the Company's Common Stock as of March 17, 1997, by:
(i) each director and nominee for director who owned shares as of that date;
(ii) each of the executive officers named in the Summary Compensation Table set forth in this Proxy Statement; (iii) all executive officers and directors of the Company as a group; and (iv) each person known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Common Stock:

                                                                                          SHARES
NAME AND ADDRESS OF                                                                    BENEFICIALLY     PERCENT OF
BENEFICIAL OWNER(1)(2)                                                                     OWNED           TOTAL
-----------------------------------------------------------------------------------  -----------------  -----------
Whitney 1990 Equity Fund, L.P.(3)..................................................       2,620,246           22.3%
Whitney Subordinated Debt Fund, L.P.(3)............................................       1,110,506            9.5
J.H. Whitney & Co.(3)..............................................................         655,062            5.6
Pilgrim Baxter & Associates(4).....................................................       1,106,900            9.4
Putnam Investments, Inc.(5)........................................................         716,745            6.1
RCM Capital Management, L.L.C.(6)..................................................         599,500            5.1
William N. Simon(7)................................................................         492,707            4.2
Marsden S. Cason...................................................................         386,156            3.3
Roxanna Prahser(8).................................................................          12,100              *
Carlo Armenise.....................................................................               0              *
Roger Kase(9)......................................................................           4,362              *
Michael Doyle(10)..................................................................           4,000              *
Robert P. Bunje(11)................................................................             200              *
All directors and executive officers as a group (12 persons).......................         917,501            7.8

------------------------

 *  Less than 1%.

(1) Determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. Under this rule, a person is deemed to be the beneficial owner of securities that can be acquired by such person within 60 days from March 17, 1997, upon the exercise of options, and each beneficial owner's percentage ownership is determined by assuming that options that are held by such person (but not those held by any other person) and that are exercisable within 60 days from that date have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) Unless otherwise indicated in these notes, the address of each of the persons named above is in care of the Company at 2013 Farallon Drive, San Leandro, California 94577.

(3) Whitney 1990 Equity Fund, L.P., Whitney Subordinated Debt Fund, L.P., and J.H. Whitney & Co. are limited partnerships in which Ray E. Newton, III and Peter M. Castleman, directors of the Company, are (together with other individuals) general partners. Messrs. Newton and Castleman disclaim beneficial ownership of the securities held by such partnerships, except to the extent of their respective ownership interests in such partnerships. The address of each of Whitney 1990 Equity Fund, L.P., Whitney Subordinated Debt Fund, L.P. and J.H. Whitney & Co. is 177 Broad Street, Stamford, Connecticut 06901.

(4) Based on a Schedule 13G dated February 14, 1997, sent to the Company by Pilgrim Baxter & Associates, Harold J. Baxter and Gary L. Pilgrim, 1255 Drummers Lane, Suite 300, Wayne, Pennsylvania 19087, indicating shared voting power and sole dispositive power over the above shares.

(5) Based on a Schedule 13G dated January 27, 1997, sent to the Company by Putnam Investments, Inc. ("PI") and its affiliates Marsh & McClennan Companies, Inc. ("MMC"), The Putnam Advisory Company, Inc. ("PAC") and Putnam Investment Management, Inc. ("PIM"). The address of PI, PAC and PIM is One Post Office Square, Boston, Massachusetts 02109. PI is reported as a wholly owned subsidiary of MMC and as wholly owning PAC and PIM. PI reports shared voting power over 333,145 shares and shared dispositive power over 716,745 shares, PIM reports shared dispositive power over 314,900 shares, and PAC reports shared voting power over 333,145 shares and shared dispositive power over 401,845 shares. The Schedule 13G states that voting power is shared with certain mutual fund trustees and institutional clients.

(6) Based on the Schedule 13G dated February 3, 1997, sent to the Company by RCM Capital Management, L.L.C. ("RCM") jointly with its managing agent RCM Limited L.P. and RCM General Corporation as general partner of the managing agent. The address of RCM is Four Embarcadero Center, Suite 2900, San Francisco, California 94111. The Schedule 13G describes sole voting power as to 512,500 shares, and sole dispositive power as to 599,500 shares. Schedule 13G dated February 7, 1997, sent to the Company by Dresdner Bank AG reports RCM as a wholly owned subsidiary of that bank.

(7) Includes 492,707 shares of Common Stock issuable upon exercise of stock options.

(8) Includes 11,100 shares of Common Stock issuable upon exercise of stock options.

(9) Includes 4,162 shares of Common Stock issuable upon exercise of stock options.

(10) Mr. Doyle's address is 906A Union Street, San Francisco, California 94133.

(11) Mr. Bunje's address is 349 Sailfish Isle, Foster City, California 94404.

                         EXECUTIVE OFFICER COMPENSATION

    The following table sets forth information with respect to the compensation of the Company's Chief Executive Officer and each of the four other executive officers most highly compensated in 1996 (collectively, the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                                 LONG TERM
                                                                                               COMPENSATION
                                                                                                  AWARDS
                                                                                               -------------
                                                                                                 NUMBER OF
                                                                                                SECURITIES
                                                                              OTHER ANNUAL      UNDERLYING      ALL OTHER
NAME AND PRINCIPAL POSITION              YEAR       SALARY       BONUS      COMPENSATION (1)      OPTIONS     COMPENSATION
-------------------------------------  ---------  ----------  ------------  -----------------  -------------  -------------
Marsden S. Cason (2)(3)                     1996  $  360,000  $  95,760(4)      $   1,200           --             --
  Chief Executive Officer............       1995     360,000       --               1,200           --             --

William N. Simon(3)                         1996     360,000     95,760(4)          1,200           --             --
  President..........................       1995     360,000       --               1,200          701,707     $  20,500(5)

Roxanna Prahser                             1996     155,000     31,000(4)            780            5,550         --
  Chief Financial Officer............       1995     133,500     17,250(6)            600           --             --

Carlo Armenise                              1996     116,900     68,400(7)            630           38,850        37,084(8)
  Vice President Retail..............       1995         N/A

Roger Kase
  Vice President of Product                 1996     160,000     32,000(4)            840            5,550         --
  Development........................       1995      91,400                          400

------------------------

(1) Life insurance premiums.

(2) Mr. Cason held at December 31, 1996, 277,824 fully vested restricted shares of Common Stock awarded in 1994 under the Company's 1994 Stock Incentive Plan pursuant to the payment of cash and delivery of a promissory note due June 7, 2004, bearing interest at a rate of 9.0% per annum. As of December 31, 1996, $78,107 of principal and interest was unpaid on the note. The restricted shares not then vested became fully vested under the applicable award agreements upon completion of the Company's initial public offering in July 1996, and are entitled to receive the same dividends, if any, as may be declared upon Common Stock. The value of these 277,824 restricted shares at December 31, 1996, was $5,285,539 based on the closing market price of $19.25 per share of the Common Stock and net of consideration paid for the shares. Mr. Cason realized $827,444 from the sale of 37,429 shares of restricted stock as a selling stockholder in a registered public offering in November 1996. No other officers hold restricted shares under any stock plan.

(3) On February 20, 1997, the Company announced that Mr. Cason was named Chairman and Mr. Simon was named Chief Executive Officer in addition to President.

(4) Paid in 1997 for service in 1996.

(5) Payment for unused vacation time.

(6) Paid in 1995 for service in 1994.

(7) Includes bonuses of $45,000 paid on commencing employment in 1996 and $23,400 paid in 1997 for service in 1996.

(8) Paid for relocation expenses in 1996.

    OPTION GRANTS. The following table provides information with respect to the stock option grants made to each Named Executive Officer during 1996:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                          INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                                       -------------------------------------------------------     VALUE OF ASSUMED
                                        NUMBER OF     % OF TOTAL                                ANNUAL RATES OF STOCK
                                       SECURITIES       OPTIONS                                 PRICE APPRECIATION FOR
                                       UNDERLYING     GRANTED TO      EXERCISE                      OPTION TERM(2)
                                         OPTIONS     EMPLOYEES IN     PRICE PER    EXPIRATION   ----------------------
NAME                                     GRANTED      FISCAL YEAR     SHARE (1)       DATE          5%         10%
-------------------------------------  -----------  ---------------  -----------  ------------  ----------  ----------
Marsden S. Cason.....................      --             --             --            --           --          --
William N. Simon.....................      --             --             --            --           --          --
Roxanna Prahser(3)...................       5,550            1.2%     $    9.60      6/07/2004  $   25,665  $   61,588
Carlo Armenise(3)....................      16,650            3.9           3.38      6/07/2004      27,553      66,341
                                           22,200            5.2           9.60      6/07/2004     102,661     246,350
Roger Kase(3)........................      11,100            2.6           9.60      6/07/2004      51,331     123,175

------------------------

(1) All options were granted at the fair market value of the Common Stock on the date of grant, as determined by an independent valuation.

(2) The potential realizable value through the expiration date of the options has been determined on the basis of the fair market value of the shares at the time the options were granted, compounded annually over the term of the option, net of exercise price. These values have been determined based upon assumed rates of appreciation and are not intended to forecast the possible future appreciation, if any, of the price or value of the Company's Common Stock.

(3) The options become exercisable on June 7, 2004 unless certain financial targets are met as determined by the Company's Board of Directors, in which case the options vest one-quarter each year over 4 years beginning in 1997.

    OPTION EXERCISES AND VALUE. The following table summarizes the options exercised during 1996, number of securities underlying unexercised options and the value of such options on an aggregated basis held by the Named Executive Officers at December 31, 1996:

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                                               VALUE OF UNEXERCISED
                                                                  NUMBER OF UNEXERCISED        IN-THE-MONEY OPTIONS
                                                                OPTIONS AT FISCAL YEAR-END     AT FISCAL YEAR-END(1)
                              SHARES ACQUIRED       VALUE       --------------------------  ---------------------------
NAME                            ON EXERCISE      REALIZED(2)    EXERCISABLE  UNEXERCISABLE  EXERCISABLE   UNEXERCISABLE
----------------------------  ---------------  ---------------  -----------  -------------  ------------  -------------
Marsden S. Cason............       102,571     $     2,267,311(3)     --          --             --            --
William N. Simon............        69,000             820,679
                                   140,000           2,968,546     492,707        --        $  8,929,754       --
Roxanna Prahser.............        --                              11,100        16,650         211,175   $   264,733
Carlo Armenise..............        --                              --            38,850         --            478,493
Roger Kase..................        --                               4,162        23,588          75,441       333,437

------------------------

(1) Based on the difference between the closing market price of the Common Stock at December 31, 1996, which was $19.25, and the option exercise price. The actual value of unexercised options fluctuates with the market price of the Common Stock.

(2) Based on the difference between the fair market value of the Common Stock at the date of exercise and the exercise price.

(3) Mr. Cason also realized value from the sale of stock described in Note (2) to the Summary Compensation Table.

EMPLOYMENT AND OTHER AGREEMENTS

    Ms. Prahser, Mr. Armenise and Mr. Kase received letters from the Company that offered employment and set forth compensation levels, eligibility for merit increases and benefits, including eligibility to participate in the Company's stock incentive plans. Each letter agreement specifies that employment with the Company is voluntary and can be terminated at any time by either party. If the Company terminates Mr. Armenise's employment without cause, he is entitled under his letter agreement to six months severance at his then current base rate of pay.

    Mr. Cason holds 108,332 shares of Common Stock subject to a certain Management Stock Purchase and Non-Competition Agreement dated as of June 7, 1994, which restricts him from engaging in defined businesses competitive with the Company for a certain period following the end of his employment by the Company and provides that if he breaches this covenant, the Company may repurchase stock subject to this agreement which he then holds.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Two members of the Company's Board of Directors, Messrs. Newton and Castleman, who serve as the members of the Compensation Committee, are general partners of J.H. Whitney & Co. ("Whitney"), Whitney 1990 Equity Fund, L.P. (the "Equity Fund") and Whitney Subordinated Debt Fund, L.P. (the "Debt Fund"). In connection with the acquisition of substantially all of the assets and certain of the liabilities of the Company's predecessor in 1994, the Company, Whitney and the Equity Fund entered into a Preferred Stock Purchase Agreement pursuant to which the Company issued an aggregate of 1,920,000 shares of Preferred Stock in consideration of $12,166,667, which shares, together with accrued dividends, were converted on July 8, 1996, into an aggregate of 4,186,399 shares of Common Stock in connection with the Company's initial public offering.

    Also in connection with the acquisition, the Company and the Debt Fund entered into a Subordinated Note and Common Stock Purchase Agreement (the "Purchase Agreement") pursuant to which the Company issued to the Debt Fund a Subordinated Promissory Note due June 7, 2001 bearing interest at the rate of 10.101% per annum (the "Subordinated Note") in the aggregate principal amount of

$24,333,333 in return for a loan of $24,013,645 and 1,419,415 shares of Common Stock at a purchase price of $0.225 per share. Approximately $14.9 million of outstanding principal under the Subordinated Note, together with accrued interest, was repaid in July 1996 with the proceeds of the initial public offering. The remaining balance of the Subordinated Note of approximately $9.4 million, plus accrued interest, was repaid with the proceeds of a subsequent public offering of Common Stock by the Company in November 1996. For the period in 1996 prior to the Company's initial public offering, the Company paid Whitney a management fee of $125,000.

    THE FOLLOWING REPORT OF THE COMPENSATION COMMITTEE AND PERFORMANCE GRAPH ARE NOT CONSIDERED FILED WITH THE SECURITIES AND EXCHANGE COMMISSION AND ARE NOT CONSIDERED TO BE INCORPORATED BY REFERENCE INTO ANY FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION, WHETHER THE FILING IS MADE BEFORE OR AFTER THE DATE OF THIS PROXY STATEMENT, AND IRRESPECTIVE OF ANY GENERAL LANGUAGE OTHERWISE INCORPORATING FILINGS BY THE COMPANY.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    The Compensation Committee (the "Committee") of the Company's Board of Directors currently consists of Messrs. Castleman and Newton, each of whom is a non-employee director of the Company. The Committee was established in early 1996, and its members made recommendations concerning executive compensation matters to the Board of Directors during 1996.

GENERAL POLICIES.

    Executive compensation policies and decisions for 1996 were implemented by the Board of Directors prior the Company's initial public offering in 1996. The policies and decisions for 1996 were based primarily upon goals of attracting and retaining executive officers who are motivated to contribute to the Company's growth and business objectives, and offering competitive compensation to these officers based upon their individual contributions and the overall performance of the Company. Compensation is offered in the form of base salaries intended to reflect competitive salaries at comparable companies, cash bonuses based primarily on corporate performance, and stock options intended to align the interests of executive officers and stockholders.

    Base salaries for the executive officers reflect the historic salary structure for the levels of executive responsibility at the Company and the recommendations of the Committee members as to appropriate salary levels and competitive factors, including salaries believed necessary to employ certain executive officers who joined the Company during 1996.

    Upon the recommendations of the Committee members, the Board of Directors approved cash bonuses to all of the Company's officers for 1996 based primarily upon the fact that the Company's 1996 earnings per share met a target recommended by the Committee members and adopted by the Board of Directors. The Board of Directors also considered relative base salaries and each officer's individual performance in determining specific cash bonuses for 1996.

    All executive officers received grants of stock options in 1996 prior to the Company's initial public offering, except for Marsden S. Cason and William N. Simon. Individual grants in 1996 were allocated by the Board of Directors under the Company's 1995 Stock Incentive Plan as recommended by the Committee members, based on (i) goals of providing potential stock ownership in order to align the interests of management and stockholders and to motivate officers to achieve earnings per share and other goals set by the Company, (ii) individual and Company performance prior to the dates of grant in the case of officers employed prior to 1996, and (iii) overall cash compensation and potential stock ownership believed to be needed in the case of officers first employed by the Company in 1996. The exercise price of options granted under this plan was the fair market value of the underlying stock on the date of grant. The option agreements provide that options vest in 2004 if the individual is then employed, with earlier accelerated vesting on an annual basis over 4 years following the year of grant if certain earnings per share targets are met and the individual is employed by the Company on the vesting date.

    Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to a publicly held corporation to the extent that more than $1 million is paid to any of its chief executive officer and four other most highly compensated executive officers employed at the end of any fiscal year. The Committee believes it unlikely that cash compensation paid for 1997 to any of these officers would exceed $1 million. The Committee does not expect that the limitation of Section 162(m) as now in effect will apply to awards of stock or stock options previously made to these individuals. The Committee may adopt a policy concerning this limitation when the Committee considers a policy to be necessary or appropriate.

COMPENSATION OF CEO AND PRESIDENT.

    Marsden S. Cason (who served as Chief Executive Officer until February 1997 and is now Chairman and a director) and William N. Simon (who was appointed Chief Executive Officer in February 1997 in addition to his positions as President and a director) each received in 1996 a base cash salary of $360,000, the same base salary paid in 1995. The base salaries for these two officers were established by the Board of Directors under the policies described above. Each of these officers also earned a cash bonus for 1996 based on the cash bonus policies described above. Neither officer received any grants of stock options in 1996. The Board of Directors believes that these two officers made substantial contributions to increases in sales, income and earnings per share and otherwise strong performance by the Company in 1995 and 1996, and worked well as a team in continuing to build the Company's management depth and product lines. The Board of Directors exercised its judgment to determine the compensation for these officers based on the above factors and the policies described above.

                                          COMPENSATION COMMITTEE
                                          Peter M. Castleman
                                          Ray E. Newton, III

PERFORMANCE GRAPH

    The following graph shows a comparison of cumulative returns for the Company's Common Stock, the Nasdaq National Market Composite Index, and the S&P Textile (Apparel Manufacturers) Index beginning July 2, 1996, when the Company's Common Stock commenced public trading, and ending December 31, 1996. This information assumes investment of $100 at the beginning of that period in the Company's Common Stock at the initial public offering price of $14.00 and in these indexes, and assumes reinvestment of dividends where applicable. This information is not necessarily indicative of future price performance.

                        [PERFORMANCE GRAPH APPEARS HERE]

                                                                             S&P TEXTILE
  MEASUREMENT PERIOD      THE NORTH FACE,    NASDAQ NATIONAL MARKET    (APPAREL MANUFACTURERS)
(FISCAL YEAR COVERED)          INC.             COMPOSITE INDEX                 INDEX
----------------------  -------------------  ----------------------  ----------------------------
Measurement Date
July 2, 1996                 $  100.00             $   100.00                 $   100.00

Fiscal Year Ended
December 31, 1996            $  137.50             $   122.30                 $   120.20

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who beneficially own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and changes in ownership of Common Stock and other equity securities of the Company. SEC regulations require these persons to furnish the Company with copies of all
Section 16(a) forms they file. Based solely on a review of the copies of such reports furnished to the Company or written representations that no Forms 5 were required, the Company believes that, during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with, except that
(i) Mr. Fifield and Mr. Doyle each filed a Form 3 initial ownership report approximately one month late following their appointment to the Company's Board of Directors, and (ii) Mr. Doyle filed one Form 4 approximately one month late to report a purchase of shares of the Company's Common Stock.

             DEADLINE FOR 1998 ANNUAL MEETING STOCKHOLDER PROPOSALS

    Stockholder proposals intended to be presented at the 1998 annual meeting of stockholders must be received by the Company not later than December 18, 1997, in order to be considered under SEC regulations for inclusion in the Company's proxy statement and proxy for that meeting. Proposals should be addressed to the Company's Secretary at its principal executive offices. The Company's By-laws provide additional advance notice and other requirements for stockholder proposals and for director candidates nominated by stockholders at an annual or special meeting of stockholders. A stockholder may obtain a copy of the Company's By-laws without charge upon written request to the Company's Secretary.

                                 OTHER MATTERS

    The Board of Directors is not aware of any matters that will be presented for consideration at the Annual Meeting other than those described in this Proxy Statement. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy will have the authority to vote on those matters in accordance with their own judgment.

                                          By Order of the Board of Directors

                                          Roxanna Prahser
                                          Secretary

April 16, 1997

                         THE NORTH FACE, INC.
                                PROXY
  THIS PROXY IS SOLICITED BY THE COMPANY'S BOARD OF DIRECTORS FOR THE ANNUAL
              MEETING OF STOCKHOLDERS TO BE HELD ON MAY 13, 1997.

The undersigned hereby appoints Marsden S. Cason, William N. Simon, and Roxanna Prahser as proxies with full power of substitution, and authorizes them, or any one or more of them, to vote all shares of Common Stock of The North Face, Inc. (the "Company") which the undersigned is entitled to vote at the Company's Annual Meeting of Stockholders to be held on May 13, 1997, and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon the matters specified on the reverse side of this card and in accordance with the following instructions, with discretionary authority as to any other matters that may properly come before the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED AND RETURNED, WILL BE VOTED IN THE MANNER DIRECTED BY THE UNDERSIGNED STOCKHOLDER ON THE REVERSE SIDE. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED ON THE REVERSE SIDE AND FOR PROPOSAL 2, AND, AS TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES.

                        (Continued on Reverse Side)

[x in box]   Please mark your votes as in this example.

                                       WITHHOLD
1.  Election of Directors      FOR     AUTHORITY     Nominees: Robert P. Bunje
                                    to vote for all            Michael Doyle
                                    nominees listed

                               / /        / /

     For, except vote withheld from the following nominee(s): _________________

2. To ratify selection of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year ending December 31, 1997.

                          FOR     AGAINST   ABSTAIN
                          / /       / /       / /

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR DOMESTIC MAILING.

PLEASE CHECK THIS BOX IF YOU PLAN TO ATTEND THE MEETING.  / /

Signatures: _____________________   ____________________    Date: _______, 1997
                 Signature        Signature if held jointly

Note: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in partnership name by authorized person.